                                                FILED PURSUANT TO RULE 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 9                 REGISTRATION STATEMENT NO. 333-51103
(To Prospectus Dated June 15, 1998)



                              CKE RESTAURANTS, INC.

                        $197,225,000 PRINCIPAL AMOUNT OF
                   4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                 (INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15)

                        4,091,465 SHARES OF COMMON STOCK



        This Prospectus Supplement supplements information contained in that certain Prospectus dated June 15, 1998 (as amended or supplemented, the "Prospectus") of CKE Restaurants, Inc. relating to the potential sale from time to time of up to $197,225,000 aggregate principal amount of Notes and the Shares of Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders named below and the respective principal amounts of Notes and Shares beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus:

                                                                      NUMBER OF     PRINCIPAL AMOUNT    NUMBER OF
                                             PRINCIPAL AMOUNT          SHARES           OF NOTES         SHARES
           NAME OF                                OF NOTES           BENEFICIALLY         TO BE           TO BE
     SELLING STOCKHOLDER                     BENEFICIALLY OWNED        OWNED(1)          SOLD(2)         SOLD(2)
     -------------------                     ------------------        --------          -------         -------
Putnam Convertible Income-Growth Trust          $4,100,000              85,055          $4,100,000          --

Putnam Balanced Retirement Fund                 $  280,000               5,808          $  280,000          --

Putnam Convertible Opportunities
  and Income Trust                              $  340,000               7,053          $  340,000          --

Putnam Funds Trust -
  Putnam High Yield Total Return Fund           $   90,000               1,867          $   90,000          --

Boston College                                  $  100,000               2,074          $  100,000          --

Pro Mutual                                      $  440,000               9,127          $  440,000          --

University of Rochester                         $  100,000               2,074          $  100,000          --

Parker-Hannifin Corporation                     $  150,000               3,111          $  150,000          --

New Hampshire Retirement System                 $  530,000              10,994          $  530,000          --


All information in this Prospectus Supplement is as of September 28, 1998.

The date of this Prospectus Supplement is September 30, 1998.